Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

NCR Atleos Corporation

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share (“Common Stock”) reserved for issuance under the NCR Atleos Corporation 2023 Stock Incentive Plan	457(a)	6,000,000	$20.40	$122,400,000	$147.60 per million dollars	$18,066.24

Equity	Common Stock reserved for issuance under the NCR Atleos Corporation Employee Stock Purchase Plan	457(a)	5,000,000	$20.40	$102,000,000	$147.60 per million dollars	$15,055.20

Equity	Common Stock issuable upon the settlement of restricted stock unit awards	457(a)	1,500,000	$20.40	$30,600,000	$147.60 per million dollars	$4,516.56

Equity	Common Stock issuable upon the settlement of restricted stock unit awards	457(a)	1,300,000	$20.40	$26,520,000	$147.60 per million dollars	$3,914.35

Total Offering Amounts			13,800,000		$281,520,000		$41,552.35

Total Fee Offsets

Net Fee Due							$41,552.35

(1)

This Registration Statement on Form S-8 covers (i) 6,000,000 shares of Common Stock of the Registrant subject to issuance under the NCR Atleos Corporation 2023 Stock Incentive Plan, (ii) 5,000,000 shares of Common Stock of the Registrant subject to issuance under the NCR Atleos Corporation Employee Stock Purchase Plan, (iii) 1,500,000 shares of Common Stock of the Registrant issuable to eligible directors, officers and employees of the Company and its subsidiaries or affiliates and Voyix and its subsidiaries or affiliates upon the settlement of restricted stock unit awards of the Company received in connection with the adjustment of outstanding equity awards of Voyix pursuant to its separation into Voyix and the Company and (iv) 1,300,000 shares of Common Stock issuable to certain former directors, officers and employees of Voyix and its subsidiaries or affiliates upon the settlement of restricted stock unit awards of the Company received in connection with the adjustment of their outstanding equity awards of Voyix pursuant its separation into Voyix and the Company. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The fee is calculated on the basis of the average of the high and low trading prices for the Common Stock in the “when-issued” trading market as reported on The New York Stock Exchange on October 13, 2023.